No. ____ ______ **Shares**

Common Stock **Par Value $0.01 Per Share**

NORTHSTAR ASSET MANAGEMENT GROUP INC.

Incorporated under the Laws of the State of Delaware

THIS CERTIFIES that ______________________ is the owner of ____________(_____) fully paid and non-assessable Shares of Common Stock of the par value of $0.01 per share of the above-named Corporation transferrable on the books of the Corporation in person or by its duly authorized Attorney upon surrender of this Certificate properly endorsed.

IN WITNESS WHEREOF the Corporation has caused this Certificate to be executed by its duly authorized officers this __ day of __________, 201__.

____

David T. Hamamoto
Chairman and Chief Executive Officer

____

Ronald J. Lieberman
Executive Vice President, General Counsel and Secretary